CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 24, 2015, relating to the financial statements and financial highlights which appear in the July 31, 2015 Annual Report to Shareholders of BlackRock Emerging Markets Long/Short Equity Fund (one of the series constituting BlackRock Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 24, 2015